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                                                                EXHIBIT (12)(ii)

                          COOPER TIRE & RUBBER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                         SIX MONTHS   SIX MONTHS
                                                                   YEARS ENDED DECEMBER 31                  ENDED       ENDED
                                              ---------------------------------------------------------    JUNE 30,     JUNE 30,
                                                 1994        1995        1996       1997        1998        1998         1999
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                        (Dollar amounts in thousands)
Consolidated income before income taxes       $ 208,119   $ 180,070   $ 172,092   $ 194,792   $ 198,217   $  94,033   $ 109,221
Add:
  Interest and amortization of debt expense       2,680         697       1,654      15,655      15,224       7,613       7,499
  Interest portion of rental expense              2,078       2,232       2,414       3,693       4,849       2,509       2,243
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total earnings                              $ 212,877   $ 182,999   $ 176,160   $ 214,140   $ 218,290   $ 104,155   $ 118,963
                                              =========   =========   =========   =========   =========   =========   =========

Fixed charges:
  Interest and amortization of debt expense   $   2,680   $     697   $   1,654   $  15,655   $  15,224   $   7,613   $   7,499
  Capitalized interest                            1,170       2,694       4,315       1,628       1,694       1,017         940
  Interest portion of rental expense              2,078       2,232       2,414       3,693       4,849       2,509       2,243
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

  Total fixed charges                         $   5,928   $   5,623   $   8,383   $  20,976   $  21,767   $  11,139   $  10,682
                                              =========   =========   =========   =========   =========   =========   =========
Ratio of earnings to fixed charges                 35.9x       32.5x       21.0x       10.2x       10.0x        9.4x       11.1x
                                              =========   =========   =========   =========   =========   =========   =========
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